FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940
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1. Name and Address of Reporting Person*

         KUNERTH                  WALTER
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         (Last)                   (First)                   (Middle)

         KLARABERGSVIADUKTEN, 70            BOX 70381
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                                  (Street)

         STOCKHOLM                   SWEDEN                  SE107 24
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       (City)                       (State)                    (Zip)
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2.   Issuer Name and Ticker or Trading Symbol AUTOLIV, INC [ALV]
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
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4.   Statement for Month/Day/Year NOVEMBER 21, 2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X ] Director
    [  ] 10% Owner
    [  ] Officer (give title below)
    [  ] Other (specify title below)
-----------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)

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2A. Deemed Execution Date, if any (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5) Price:

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5.  Amount of Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 3 and 4)

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6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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

  ---------------------------------------- -------------- --------- -------- ------------------------- ------------ -----------
  1.                                       2.             2A.       3.       4.                        5.           6.
  ---------------------------------------- -------------- --------- -------- ------------------------- ------------ -----------
  Common Stock, par value $1 per share     06/02/02       N/A       A        674-A           $0        2,334        D
  ---------------------------------------- -------------- --------- -------- ------------------------- ------------ -----------
  Common Stock, par value $1 per share     11/21/02       N/A       S        2,334-D  (*)              0            D
  ---------------------------------------- -------------- --------- -------- ------------------------- ------------ -----------

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 3)

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2. Conversion or Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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3A. Deemed Execution Date, if any (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
    3, 4, and 5)

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6. Date Exercisable and Expiration Date (Month/Day/Year)


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7. Title and Amount of Underlying Securities (Instr. 3 and 4)


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8. Price of Derivative Securities (Instr. 5)


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9.  Number of Derivative Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 4)

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10. Ownership Form of Derivative Securities Beneficially Owned at End Of
    Month
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

(*) 2,334 shares of Common Stock were disposed of on November 21, 2002, of which 1,362 shares were sold at a price of Euro 20.27 (= US$20.24, applying the Euro1=US$0.9984 noon buying rate certified by the Federal Reserve Bank of New York for November 21, 2002) and 972 shares were sold at a price Euro
19.60 (= US$19.57, applying the Euro1=US$0.9984 noon buying rate certified by the Federal Reserve Bank of New York for November 21, 2002).


         /s/ Walter Kunerth                             November 25, 2002
  ------------------------------------                --------------------
   **  SIGNATURE OF REPORTING PERSON                          DATE

_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.